Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

SEAC II Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares, no par value per share	457(f)(1)	25,110,168(1)(2)	N/A	$270,059,856.84(3)	0.0001476	$39,860.83(4)

Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts					$270,059,856.84		$39,860.83

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$39,860.83

(1)

These securities are being registered in connection with the resale of the registrant’s common shares by certain selling shareholders (the “Selling Shareholders”) named in this registration statement who will be issued, or have committed to purchase, an aggregate of 25,110,168 of the registrant’s common shares, in connection with the Business Combination described herein.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

In accordance with Rule 457(c), based on the average of the high ($10.76) and low ($10.75) prices of Screaming Eagle Acquisition Corp.’s Class A Ordinary Shares on The Nasdaq Global Market (“Nasdaq”) on April 15, 2024.

(4)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001476.